EXHIBIT 99.1

Catheter Precision, Inc. Announces Exercise of Warrants for $4.9 Million of Gross Proceeds

Fort Mill, SC, October 25, 2024 – Catheter Precision, Inc. (NYSE American: VTAK), a U.S.-based innovative medical device company, today announced the entry into a definitive agreement for the immediate exercise of certain outstanding Series E, Series F, Series G, Series H and Series I warrants (collectively, the “Existing Warrants”) to purchase up to an aggregate of 5,347,981 shares of the Company’s stock at a reduced exercise price of $0.70 for total gross proceeds of approximately $3.7 million. An additional $1,185,000 of gross proceeds were received through the exercise of warrants over the last week in accordance with their original terms.

Ladenburg Thalmann & Co. Inc. acted as the exclusive warrant inducement agent for the exercise of the Existing Warrants.

In consideration for the immediate exercise of the Existing Warrants, the Company will issue new unregistered Series K warrants to purchase up to 10,695,962 shares of common stock. The new warrants will have an exercise price of $0.70, will be exercisable only after shareholder approval of their exercise has been obtained, and will have a term of 5.5 years from the date of exercisability.

The issuance and exercise of the Series E, Series F and Series G Warrants was pursuant to an exemption under Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”), and the resale of the underlying shares has been registered thereunder.  The issuance and exercise of the Series H and Series I Warrants have been registered pursuant to a registration statement on Form S-1, and they were issued pursuant to an Underwriting Agreement, dated as of August 30, 2024. The issuance of the Series K Warrants and of the shares underlying them are unregistered, and they are being issued in a private placement pursuant to Section 4(a)(2) of the Securities Act.

Additional information regarding the Catheter Precision warrant repricing will be available in a Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”).

About Catheter Precision

Catheter Precision is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

At the Company

David Jenkins

973-691-2000

IR@catheterprecision.com

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